    MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE
                         INVESTMENT COMPANY ACT OF 1940


We, as members of management of the Schwab OneSource Portfolios-International, Schwab OneSource Portfolios-Balanced Allocation, Schwab OneSource Portfolios-Growth Allocation, Schwab Asset Director High Growth Fund, Schwab Asset Director Balanced Growth Fund, and Schwab Asset Director Conservative Growth Fund, and Schwab OneSource Small Company Fund (each a series in the Schwab Capital Trust, hereafter referred to as the "Funds") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 1997, August 31, 1997 and October 31, 1997 and for the periods from October 31, 1996 (date of last examination) or commencement of Fund operations through October 31, 1997.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 1997, August 31, 1997 and October 31, 1997 and for the periods from October 31, 1996 (date of last examination) or commencement of Fund operations through October 31, 1997, with respect to mutual fund investments reflected in the investment accounts of the Funds.

Schwab Capital Trust


/s/  William J. Klipp
------------------------------------
William J. Klipp
Executive Vice President and Chief Operating Officer



/s/  Tai-Chin Tung
------------------------------------
Tai-Chin Tung
Principal Financial Officer and Treasurer

                        REPORT OF INDEPENDENT ACCOUNTANTS

December 5, 1997

To the Trustees of
Schwab Capital Trust

We have examined management's assertion about the Schwab OneSource Portfolios-International, Schwab OneSource Portfolios-Balanced Allocation, Schwab OneSource Portfolios-Growth Allocation, Schwab Asset Director High Growth Fund, Schwab Asset Director Balanced Growth Fund, and Schwab Asset Director Conservative Growth Fund (each a series of the Schwab Capital Trust) compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of July 31, 1997, August 31, 1997 and October 31, 1997, and the Schwab OneSource Small Company Fund (one of a series of the Schwab Capital Trust, hereafter collectively referred to as the "Funds") compliance as of October 31, 1997 included in the accompanying Management statement regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 1997 and August 31, 1997, without prior notice to management, and October 31, 1997.

- Review of the Funds' mutual fund investments at July 31, 1997, August 31, 1997 and October 31, 1997 recorded on the books and records of Charles Schwab & Co. Inc. ("CSC") in its capacity as depository for Morgan Stanley Trust Company, the Funds' custodian.

- Confirmation of CSC's omnibus accounts for mutual fund investments at July 31, 1997, August 31, 1997 and October 31, 1997 with either third party mutual fund transfer agents or DST Systems, Inc. ("DST"), as applicable.

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of CSC at July 31, 1997, August 31, 1997 and October 31, 1997, in all material respects.

- Review of management's reconciliation of omnibus account positions recorded by CSC to mutual fund investments recorded on the books and records of the Funds at July 31, 1997, August 31, 1997 and October 31, 1997, in all material respects.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of July 31, 1997, August 31, 1997 and October 31, 1997 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.

/s/ Price Waterhouse
---------------------------------

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

        Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:      Date examination completed:

                   811-7704                                 October 31, 1997

--------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                   AK    98-00852    AZ   S-0045510-QUAL    AR             93-M0261-04      CA                  CO
CT   SI35335         DE                DC                     FL                              GA                  HI
ID   45976           IL                IN                     IA             I-34555          KS    96568         KY
LA                   ME    MF98-2534   MD   SM950820          MA             95-0424          MI    270299        MN
MS   MF-95-07-080    MO                MT   33572             NE             23090            NV                  NH
NJ                   NM    672539      NY   S 27 32 28        NC                              ND    N131          OH
OK                   OR                PA                     RI                              SC    MF9260        SD        6518
TN   RM98-1618       TX    C-48130     UT                     VT             7/24/95-15       VA                  WA        C-51632
WV   BC-30437        WI    303933-03   WY                     PUERTO RICO    S16002
-----------------------------------------------------------------------------------------------------------------------------------

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

      Schwab MarketTrack Growth Portfolio (formerly Schwab Asset Director(R) - High Growth Fund, one of the series in Schwab Capital Trust)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 Montgomery Street, San Francisco, CA 94104
--------------------------------------------------------------------------------

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

        Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:      Date examination completed:

                    811-7704                               October 31, 1997

--------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                   AK    98-00853    AZ   S-0045508-QUAL    AR             93-M0261-06      CA                  CO
CT   SI35350         DE                DC                     FL                              GA                  HI
ID   45975           IL                IN                     IA             I-34553          KS    96567         KY
LA                   ME    MF98-2533   MD   SM950826          MA             95-0438          MI    270298        MN
MS   MF-95-07-106    MO                MT   33571             NE             20469            NV                  NH
NJ                   NM    978879      NY   S 27 32 26        NC                              ND    N129          OH
OK                   OR                PA                     RI                              SC    MF9250        SD        6517
TN   RM98-1618       TX    C-48139     UT                     VT             7/24/95-14       VA                  WA        C-51629
WV   BC-30435        WI    303932-03   WY                     PUERTO RICO    S16021
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):


3.    Exact name of investment company as specified in registration statement:

      Schwab MarketTrack Balanced Portfolio (formerly Schwab Asset Director(R) - Balanced Growth Fund, one of the series in Schwab Capital Trust)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 Montgomery Street, San Francisco, CA 94104

--------------------------------------------------------------------------------

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

        Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.  Investment Company Act File Number:       Date examination completed:

811-7704                                                    October 31, 1997

--------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                   AK    98-00854    AZ   S-0045509-QUAL    AR             93-M0261-05      CA                  CO
CT   SI35334         DE                DC                     FL                              GA                  HI
ID   45978           IL                IN                     IA             I-34554          KS     96569        KY
LA                   ME    MF98-2535   MD   SM950827          MA             95-0423          MI     270300       MN
MS   MF-95-07-083    MO                MT   33573             NE             23089            NV                  NH
NJ                   NM    672627      NY                     NC                              ND     N130         OH
OK                   OR                PA                     RI                              SC     MF9261       SD        6516
TN   RM98-1618       TX    C-48129     UT                     VT             7/24/95-13       VA                  WA        C-51638
WV   BC-30436        WI    303935-03   WY                     PUERTO RICO    S16019
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      Schwab MarketTrack Conservative Portfolio (formerly Schwab Asset Director(R) - Conservative Growth Fund, one of the series in Schwab Capital Trust)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

              811-7704                                     October 31, 1997

2.    State Identification Number:

AL                                AK   97-03274   AZ   S-0054648-QUAL        AR   93-M0261-11   CA                     CO
CT                   SI43568      DE              DC                         FL                 GA                     HI
ID                   48080        IL              IN                         IA   I-38717       KS        9750001397   KY
LA                                ME   97-10404   MD    SM970839             MA                 MI        275653       MN
MS                   MF97-06-085  MO              MT    37100                NE   17654         NV                     NH
NJ                                NM   975043     NY    S 27 94 93           NC                 ND        T350         OH
OK                                OR              PA                         RI                 SC        MF10761      SD   10032
TN                   RM98-1618    TX   C-53071    UT                         VT   6/06/97-03    VA                     WA   C-56136
WV                   MF-22542     WI   332753-03  WY                              PUERTO RICO   S-18158

Other (specify):

3. Exact name of investment company as specified in registration statement:

         Schwab MarketManager Small Cap Portfolio (formerly Schwab OneSource Portfolios - Small Company Fund, one of the series in Schwab Capital Trust)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 Montgomery Street, San Francisco, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:          Date examination completed:

               811-7704                               October 31, 1997

2. State Identification Number:

AL                  AK    97-00336      AZ   S-0051431-QUAL  AR           93-M0261-10   CA                     CO
CT   SI40451        DE                  DC                   FL                         GA                     HI
ID   47175          IL                  IN                   IA           I-36814       KS        9750000158   KY
LA                  ME   MF-R98-2641    MD   SM961316        MA                         MI        274501       MN
MS   MF-96-08-013   MO                  MT   35532           NE           17547         NV                     NH
NJ                  NM   672541         NY   S 27 59 46      NC                         ND        R487         OH
OK                  OR                  PA                   RI                         SC        MF10155      SD   8359
TN   RM98-1618      TX   C-51014        UT                   VT           8/06/96-22    VA                     WA   C-54138
WV   BC-30440       WI   319301-03      WY                   PUERTO RICO                S-17284

Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager Balanced Portfolio (formerly Schwab OneSource Portfolios - Balanced Allocation Fund, one of the series in Schwab Capital Trust)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 Montgomery Street, San Francisco, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:         Date examination completed:

                811-7704                             October 31, 1997

2. State Identification Number:

AL                     AK    97-00335        AZ   S-0051432-QUAL       AR   93-M0261-09      CA                       CO
CT     SI40450         DE                    DC                        FL                    GA                       HI
ID     47176           IL                    IN                        IA   I-36813          KS        9750000160     KY
LA                     ME    MF-R98-2640     MD   SM961315             MA                    MI        274500         MN
MS     MF-96-08-012    MO                    MT   35533                NE   17548            NV                       NH
NJ                     NM    979025          NY   S 27 59 45           NC                    ND        R488           OH
OK                     OR                    PA                        RI                    SC        MF10156        SD    8360
TN     RM98-1618       TX    C-51015         UT                        VT   08/06/96-21      VA                       WA    C-54137
WV     BC-30441        WI    319302-03       WY                             PUERTO RICO      S-17285

Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager Growth Portfolio (formerly Schwab OneSource Portfolios-Growth Allocation Fund, one of the series in Schwab Capital Trust)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 Montgomery Street, San Francisco, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:         Date examination completed:

               811-7704                              October 31, 1997

2.    State Identification Number:

AL                     AK    96-03654      AZ    S-0050673-QUAL      AR    93-M0261-08       CA                       CO
CT     SI39921         DE                  DC                        FL                      GA                       HI
ID     47037           IL                  IN                        IA    I-36541           KS        9650001583     KY
LA                     ME    98-1908       MD    SM961032            MA    96-5090-M         MI        274319         MN
MS     MF-96-06-188    MO    1993-00496    MT    35245               NE    17186             NV                       NH
NJ                     NM    975522        NY    S 27 55 74          NC                      ND        R115           OH
OK                     OR                  PA                        RI                      SC        MF10061        SD    8092
TN     RM98-1618       TX    C-50677       UT                        VT    6/26/96-04        VA                       WA    C-53855
WV     BC-2425         WI    317865-03     WY                              PUERTO RICO       S-17091

Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager International Portfolio (formerly Schwab OneSource Portfolios - International Fund, one of the series in Schwab Capital Trust)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 Montgomery Street, San Francisco, CA  94104